UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                SCHEDULE 14D-9/A
          Solicitation/Recommendation Statement under Section 14(d)(4)
                     of the Securities Exchange Act of 1934

                          FOODARAMA SUPERMARKETS, INC.
                            (Name of Subject Company)

                          FOODARAMA SUPERMARKETS, INC.
                       (Name of Persons Filing Statement)

                          COMMON STOCK, $1.00 PAR VALUE
                         (Title of Class of Securities)

                                    344820105
                      (CUSIP Number of Class of Securities)

                                 Michael Shapiro
                             Chief Financial Officer
                          Foodarama Supermarkets, Inc.
                                 922 Highway 33
                               Building 6, Suite 1
                           Freehold, New Jersey 07728
                                 (732) 294-2270
      (Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                 With Copies To:

    Michael W. Zelenty, Esq.                        John A. Aiello, Esq.
        Pitney Hardin LLP                         Philip D. Forlenza, Esq.
          P.O. Box 1945                      Giordano, Halleran & Ciesla, P.C.
Morristown, New Jersey 07962-1945                    125 Half Mile Road
         (973) 966-6300                                 P.O. Box 190
                                                Middletown, New Jersey 07748
                                                       (732) 741-3900

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Items 1 through 8.

This Amendment No. 1 (this "Amendment") amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 filed on June 16, 2006 (the "Schedule 14D-9") by Foodarama Supermarkets, Inc. ("Foodarama"). Except as specifically provided herein, this Amendment does not modify any of the information reported on the Schedule 14D-9.

Item 9. Exhibits.

Item 9 of the Schedule 14D-9 is hereby amended and restated as follows:

    ----------------------------------------------------------------------------
    (a)(1)(i)     Offer  to  Purchase  (incorporated  by  reference  to  Exhibit
                  (a)(1)(i) of Schedule TO filed by the Purchaser Group on June 16, 2006)

    ----------------------------------------------------------------------------
    (a)(1)(ii)    Letter of  Transmittal  (incorporated  by reference to Exhibit
                  (a)(1)(ii) of Schedule TO filed by the Purchaser Group on June 16, 2006)

    ----------------------------------------------------------------------------
    (a)(1)(iii) Press Release dated July 12, 2006 (incorporated by reference to Exhibit 99.1 to the Report on Form 8-K filed by Foodarama on July 12, 2006)

    ----------------------------------------------------------------------------
    (a)(5) Opinion of William Blair & Company, L.L.C., dated March 2, 2006 (attached as Annex A to Schedule 14D-9 filed on June 16,
                  2006)

    ----------------------------------------------------------------------------
    (e)(1) Foodarama Supermarkets, Inc. 2001 Stock Incentive Plan (incorporated by reference to Appendix B to Foodarama's Proxy Statement filed on February 26, 2001)
    ----------------------------------------------------------------------------

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         FOODARAMA SUPERMARKETS, INC.


                                         /s/ Michael Shapiro
                                         ---------------------------------------
                                         Name:   Michael Shapiro
                                         Title:  Chief Financial Officer
                                         Date:   July 12, 2006